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10.9 PH GROUP INC. AGREEMENT WITH MAJOR SALES REPRESENTATIVE

            PH HYDRAULICS        TRUEBLOOD        ST. LAWRENCE PRESS

                                  PH GROUP INC.
                       AGREEMENT WITH SALES REPRESENTATIVE


THIS AGREEMENT is made between PH Group Inc. with its office in Columbus, Ohio (hereinafter called the "Company") and Sulser Associates with its office in Columbus, OH (hereinafter called the "Agent").

In consideration of the mutual agreements hereinafter set forth and the terms of that certain letter from the Company to Agent dated January 2, 1998, a copy of which is attached hereto and incorporated herein by reference, which the parties acknowledge and agree is valuable and sufficient consideration for their respective obligations hereunder, the parties intending to be legally bound, hereby agree as follows:


1. APPOINTMENT. The Company hereby appoints the Agent as the exclusive authorized representative for the products specified in Schedule A, attached, in the specific territory defined as per attached Schedule C (the "Territory").

2. NON-COMPETE. During the term of this Agreement, and any renewal term, Agent agrees that he will not, directly or indirectly, market, sell or distribute any hydraulic presses, whether inside or outside the Territory, other than those manufactured by the Company or any affiliate or subsidiary without the written consent of the Company. This provision shall survive any early termination of this Agreement except by mutual agreement of the parties.

3.    AGENT'S RESPONSIBILITIES AND FACILITIES. The Agent agrees that it will:

      a) Use its best efforts to develop business to promote the sale of, and to sell the products covered by this Agreement at commission rates specified in Schedule B, attached.

      b) Maintain a sales organization which actively solicits the sale of products covered by this Agreement.

      c) Include a representative listing of the products covered by this Agreement in any catalogues issued by it.


                                 PH GROUP, INC.
                             PH HYDRAULICS TRUEBLOOD
                                ST LAWRENCE PRESS
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      d)    Furnish the Company from time to time, upon request, with such information and reports as it may have available for its records with respect to sales and other activities under this Agreement.

      e) Cooperate with the Company in its regional marketing programs, including advertising, product services and market research.

4. SALES ASSISTANCE BY COMPANY. The Company recognizes the benefits derived by both parties through the active promotion of the Agent's name and facilities in connection with the Company's products. To further this objective, the Company agrees to furnish the Agent with sales promotional aids, such as a sales plan, circulars, advertising and assistance.

5. AGENT - COMPANY RELATIONSHIP. The Agent shall have no right and shall not attempt to enter into contracts or commitments in the name or on behalf of the company or to bind the Company in any respect whatsoever.

6. PROPRIETARY AND TRADE SECRET INFORMATION. The Agent recognizes and acknowledges that the methods of design, manufacturing, distribution, or, lists and address or telephone information of actual or potential customers, ordering patterns and preferences or design specifications of customers, pricing information and strategies, advertising or promotional materials, product design or specifications, marketing, price lists, and any information relating to any bids, quotes or orders, any patents, trademarks, trade secrets, proprietary information and other intellectual property rights of the Company, including all videos or recordings used for purposes of advertising, or marketing (collectively "Confidential Information") as the same may exist from time to time, are valuable, special and unique assets of Company. The Agent specifically acknowledges that such Confidential Information has independent economic value and is not generally known to individuals outside Company. The Agent shall not, during or after the term hereof, disclose, directly or indirectly, any such Confidential Information to any person for any reason whatsoever or use any such Confidential Information, directly or indirectly, for his own benefit or the benefit of others. The Agent recognizes that he holds all Confidential
      Information in a fiduciary capacity for the benefit of Company and that in such capacity has a duty to take appropriate measures to safeguard such information and preserve its confidentiality. Agent acknowledges that the Company has implemented all reasonable and necessary procedures for the protection of such Confidential Information and agrees to comply with such procedures. During the term hereof, at the close or completion of his work for Company, or any subsequent time, upon request, the Agent will promptly return to Company all of its property, which property includes notes, data and records relating to Confidential Information in whatever form they exist and by whomever prepared, which are then in Agent's possession, custody or control. The provisions of this Section 6 will survive the termination hereof and remain in full force and effect.
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7.    TRADE MARKS. The Agent shall not use directly or indirectly, in whole or in part, any trade mark or trade name that is or may hereafter be owned by the Company in any way in connection with the Agent's business, except in the manner and to the extent that the Company may specifically consent in writing.

8. CHANGES. Although the Company will endeavor to give the Agent thirty (30) days advance notice of any price reductions, it shall at all times have the right, either with or without advance notice, to change prices, terms, and conditions applicable to the purchase to its products under this Agreement as set out from time to time in the prices or terms and conditions provided to the Agent.

9. DURATION AND TERMINATION. The term of this Agreement shall commence on the date hereof and continue for a two year period from the date hereof This Agreement shall renew automatically for additional one year periods upon the expiration of each succeeding term, upon the same terms and conditions that apply during the initial term unless either party shall give written notice to the other that such party does not desire to renew this Agreement. Such notice must be given no later than 90 days before the expiration of then current term. Notwithstanding the foregoing, this Agreement may be terminated by mutual agreement of the parties. The Company may terminate this Agreement immediately upon written notice if

      (a) the Agent assigns or attempts to assign this Agreement, or any rights hereunder, without the Company's prior written consent,

      (b) there is a change in the control of management of the Agent's employer or agency which is unacceptable to the Company,

      (c) an indebtedness owed to the Company by the Agent becomes more than thirty (30) days past due,

      (d) the Agent ceases to function as a going concern, or to conduct its operations in the normal course of business,

      (e) a receiver for the Agent is appointed, or applied for, or a petition under the Federal Bankruptcy Act is filed by or against the Agent, or the Agency makes an assignment for the benefit of creditors, or

      (f) the Agent at any time fails to perform any of the obligations on his part to be performed hereunder.
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10.   NO LIABILITY FOR TERMINATION. Neither the Company nor the Agent shall by reason of the termination of the Agreement be liable to the other for compensation, reimbursement, or damages either on account of present or prospective profits on sales or anticipated sales, or on account of expenditures, investments or commitments made in connection therewith or in connection with the establishment, development or maintenance of the business or goodwill of the Company or Agent, or on account of any other cause of thing whatsoever, provided, however, that such termination shall not affect the rights or liabilities of the parties with respect to products previously sold hereunder or with respect to any indebtedness then owing by either party to the other. Notwithstanding the foregoing, this Section shall in no event limit a party's liability arising out of or relating to a breach of this Agreement.

11. FAILURE TO ENFORCE. The failure of either party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of the party thereafter to enforce each and every such provision. Any waiver or modification of the provisions of the Agreement must be in writing and signed by a duly authorized representative of the Company.

12.   COMMISSION SPLIT. Commissions will be paid on the following basis:

      -     25% Origination of RFQ
      -     25% Specification review
      -     25% Purchase Order
      -     25% Ship To

      If there are no established reps in the ship to area, then the 25% ship to will be deducted from the commission.

      All commission splits are left to the discretion of the Company. Any objections by the Agents involved shall be in written form.

13. EFFECT AND MODIFICATION. This instrument contains the entire and only agreement between the parties respecting the sale of the products referred to in Paragraph 1, hereof, there being merged herein all prior and collateral representations, promises and conditions in connection with said matter.

14. INJUNCTIVE RELIEF. In the event of a breach or a threatened breach by Agent of Sections 2 or 6 of this Agreement, Agent acknowledges that the Company will suffer irreparable harm and that Company will be entitled to, in addition to any other remedies available to the Company, a permanent injunction in order to restrain Agent and any person or entity directly or indirectly acting with him or for him from breaching any provisions of Sections 2 or 6 of this Agreement.
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15.   Neither party to this Agreement may assign, directly or indirectly, by operation of law or otherwise, any right nor delegate any obligation under this Agreement without the written consent of the other party. Any purported assignment or delegation is void and ineffective to transfer any right or delegate any obligation.

SULSER ASSOCIATES                   PH GROUP INC.

/s/ Rick Sulser                     /s/ Charles T. Sherman
Rick Sulser                         Charles T. Sherman
                                    President

EFFECTIVE DATE: 1-8-98              EFFECTIVE DATE: 1-1-98
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                                   SCHEDULE C

                               EXCLUSIVE TERRITORY


Territory defined as States of

                                  Southern Ohio
                                    Kentucky
                                     Indiana
                                    Illinois
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                                  PH Hydraulics

                                   SCHEDULE A

TYPE PRESS                               SERIES

1. Open Gap                              OGF
2. Open Gap Platen                       OGP
3. Straightening                         S
4. Four Column                           4C
5. Bench Air Presses                     AP
6. Phoenix                               PHN
7. Marathon                              OGM
8. Specials                              SPEC


                                   SCHEDULE B

1. Open Gap                               10%
2. Open Gap Platen                        10%
3. Straightening                          10%
4. Four Column                            10%
5. Bench Air Presses                      10%
6. Marathon                               10%
7. Specials                               As negotiated
8. Phoenix: PHN-2                         10%
            PHN-4                         10%
            PHN-8                         10%
            PHN-12                        10%


It must be clearly understood by the Agent that there may be competitive situations where the Agent may have to accept a lower commission rate to get the order.